SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary proxy statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

☐ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

JDS Uniphase Corporation

(Name of Registrant as Specified in Its Charter)

JDS Uniphase Corporation

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction.

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:__________________________________________________________________________ ________

[LOGO]	JDS UNIPHASE

JDS UNIPHASE CORPORATION

_____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 5, 1999

The Annual Meeting of Stockholders (the "Annual Meeting") of JDS Uniphase Corporation, a Delaware corporation (the "Company") will be held at The Chateau Laurier, One Rideau Street, Ottawa, Canada on Friday, November 5, 1999, at 10:00 A.M., Eastern Standard Time, for the following purposes:

    To elect four Class III directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

    To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.001 per share, which the Company is authorized to issue from 300,000,000 shares to 600,000,000 shares.

    To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 2000; and

    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on September 29, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Anthony R. Muller

Secretary

San Jose, California

October , 1999

JDS UNIPHASE CORPORATION
163 Baypointe Parkway
San Jose, CA 95134

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders of JDS Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Friday, November 5, 1999, at 10:00 a.m., Eastern Standard Time, at The Chateau Laurier, One Rideau Street, Ottawa, Canada, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked dated, executed and not revoked will be voted at the Annual Meeting.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about October ___, 1999. The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of CIC Investor Services to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay CIC Investor Services a fee not to exceed $______ for its services and will reimburse them for certain out-of-pocket expenses that are usual and proper. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

Each stockholder of the Company's Common Stock, par value $.001 per share ("Common Stock"), is entitled to one vote for each share of common stock owned as of the record date and CIBC Mellon Trust Company (the "Trustee"), the holder of the Company's Special Voting Share, is entitled to one vote for each exchangeable share of JDS Uniphase Canada Ltd., a subsidiary of the Company ("Exchangeable Shares"), outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). Holders of Common Stock and the Special Voting Share are collectively referred to as "Stockholders." Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly, in person as proxy for the Trustee, at the Annual Meeting.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, the four candidates receiving the greatest number of affirmative votes are elected, provided a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock and the Special Voting Share, voting together as a single class, present in person or represented by proxy at the Annual Meeting shall be required to approve Proposal 2 being submitted to the stockholders for their consideration. Proposal 3 will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock and the Special Voting Share, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting. Stockholders of record at the close of business on September 29, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, ___________ shares of Common Stock were issued and outstanding, 100,000 shares of the Company's Series A Preferred Stock were issued and outstanding, one share of the Company's Special Voting Stock was issued and outstanding, and ___________ Exchangeable Shares were issued and outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of the Company's Common Stock.

All shares of Common Stock and the Special Voting Share represented by valid proxies will be voted in accordance with the instructions contained therein. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee, will be cast by the Trustee in accordance with these instructions. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2 and 3. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised. Shares of Common Stock and votes cast by the Trustee through the Special Voting Share represented by proxies or instructions which are marked "ABSTAIN" with respect to Proposal 2 will have the effect of a vote against Proposal 2. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will be disregarded and will have the effect of a vote against Proposal 2.

An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. However, broker "non-votes" are not deemed to be "votes entitled to vote." As a result, broker "non- votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether Stockholder approval of that matter has been obtained and effectively count as votes against Proposal 2. However, with respect to Proposals 1 and 3 requiring the affirmative vote of a majority of the Common Stock and the Special Voting Share, voting together as a single class, present and entitled to vote, broker non-notes shall have no effect.

Revocability of Proxies

A proxy may be revoked by the Stockholder giving the proxy at any time before it is voted by written notice of revocation delivered to the Company prior to the meeting, and a prior proxy is automatically revoked by a Stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy. Holders of Exchangeable Shares who wish to direct the Trustee to cast the votes attached to the Special Voting Share on their behalf should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors on the Board is currently fixed at ten. The Company's Amended and Restated Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of three Class I directors (Mr. Sinclair, Mr. Kaplan and Mr. McNaughton), three Class II directors (Mr. Guglielmi and Professor Sibbett and Mr. Enos) and four Class III directors (Mr. Kalkhoven, Dr. Straus, Mr. Skrzypczak and Mr. Day), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 2000 and 1999, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three (3) years to succeed those whose terms are expiring.

At the Annual Meeting, the Stockholders will elect four Class III directors, each to serve a three (3) year term until the 2002 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that each of the nominees named below will be unable or unwilling to serve as a director if elected.

Certain information about the Board of Directors nominees is furnished below.

Class III Director Nominees

Mr. Kalkhoven has been President and Chief Executive Officer of the Company since January, 1992, a member of the Company's Board of Directors since February, 1992, and Chairman of the Board of Directors since April 1994. From September, 1988 to January, 1992, Mr. Kalkhoven was President of Demax Software, a systems software company.

Dr. Straus co-founded JDS FITEL Inc. ("JDS") in 1981 and served as its Chief Executive Officer and President from September, 1993 until July, 1999 when JDS merged with the Company. Dr. Straus became a director of the Company in July, 1999 as of the closing of the JDS merger. He served on the JDS Board of Directors from 1981 and held various positions with JDS, including Vice-President, Sales and Marketing from 1990 to 1993. Prior to 1981, Dr. Straus held various research and management positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

Mr. Skrzypczak has been a member of the Company's Board of Directors since July, 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March, 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee.

Mr. Day became a member of the Company's Board of Directors in July, 1999 as of the closing of the JDS merger and was a member of the JDS Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

The four nominees receiving the highest number of affirmative votes of the Common Stock and the Special Voting Share, voting together as a single class, represented and voting on this Proposal at the Annual Meeting will be elected Class III directors of the Company, to serve their respective terms or until their successors have been elected and qualified.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH
OF THE NOMINEES NAMED ABOVE

Directors and Executive Officers

The following table sets forth certain information with respect to the executive officers and directors of the Company:
Name	Age	Position(s)
Kevin N. Kalkhoven	54	Co-Chairman and Chief Executive Officer
Jozef Straus, Ph.D.	52	Co-Chairman, President and Chief Operating Officer
Anthony R. Muller	56	Senior Vice President, Chief Financial Officer and Secretary
M. Zita Cobb	40	Senior Vice President, Strategy and Integration
Dan E. Pettit	52	Senior Vice President
Michael C. Phillips	49	General Counsel/Senior Vice President, Business Development
Bruce D. Day	43	Director
Robert E. Enos	60	Director
Peter A. Guglielmi	55	Director
Martin A. Kaplan	61	Director
John MacNaughton	54	Director
Wilson Sibbett, Ph.D.	51	Director
William J. Sinclair	45	Director
Casimir S. Skrzypczak	58	Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

Mr. Kalkhoven has been President and Chief Executive Officer of the Company since January, 1992, a member of the Company's Board of Directors since February, 1992, and Chairman of the Board of Directors since April, 1994. From September, 1988 to January, 1992, Mr. Kalkhoven was President of Demax Software, a systems software company.

Dr. Straus co-founded JDS in 1981 and served as its Chief Executive Officer and President since September, 1993. Dr. Straus became a director of the Company in July, 1999 and served on the JDS Board of Directors since 1981 and held various positions with JDS, including Vice-President, Sales and Marketing from 1990 to 1993. Prior to 1981, Dr. Straus held various research and management positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

Mr. Muller was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company in January, 1998. From September, 1984 to January, 1998, when he joined the Company, Mr. Muller was a member of the Board of Directors. From September, 1996 to January, 1998, he was Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a supplier of software tools. From November, 1990 to September, 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems.

Ms. Cobb has been a director of JDS as well as its Chief Financial Officer since February, 1996. Ms. Cobb held various positions at JDS since joining JDS as Controller in 1989. Prior to joining JDS, Ms. Cobb held various finance-related positions with Fleet Technology Ltd., Arctec, Inc., Shell Canada Resources Ltd. and Texaco Canada Resources Ltd.

Mr. Pettit has been Senior Vice President, Business Planning and Development of the Company since January, 1998, and in May, 1998, became President of Uniphase Europe. Mr. Pettit joined the Company as Corporate Controller in March, 1986 and shortly thereafter was appointed Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Pettit held group controller and division controller positions at Burroughs Corporation, where he was employed from 1983 to 1986.

Mr. Phillips joined the Company as Senior Vice President, Business Development and General Counsel in August, 1998. Mr. Phillips was a partner at Morrison & Foerster LLP, which serves as the Company's outside counsel, from 1988 until he joined the Company.

Mr. Day became a director of the Company in July, 1999 upon the closing of the JDS merger and was a member of the JDS Board of Directors since 1996 until July 1999. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

Mr. Enos became a director of the Company in July, 1999 upon the closing of the JDS merger and was previously a member of the JDS Board of Directors since 1996 until July 1999. Mr. Enos was the Vice President, Product Line Management, Cable Group and the Vice President, Transmission Network Division of Northern Telecom Limited from 1992 to 1994 and from 1989 to 1992, respectively. Mr. Enos retired from Northern Telecom Limited in 1994.

Mr. Guglielmi has been a member of the Company's Board of Directors since May, 1998. Mr. Guglielmi is Executive Vice President and Chief Financial Officer of Tellabs, Inc., and has served as its Chief Financial Officer since 1988. From 1993 to 1997, he was also President of Tellabs International, Inc. Prior to joining Tellabs, Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi serves on several boards of directors, including Tellabs, Inc. and Cherry Corporation.

Mr. Kaplan has been a member of the Company's Board of Directors since November, 1997. Mr. Kaplan is Executive Vice President of Pacific Telesis and is responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. From 1995 to 1997, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. From 1993 to 1995, he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Conductus.

Mr. MacNaughton joined the Company's Board of Directors in July, 1999. Mr. MacNaughton was President of Nesbitt Burns Inc. and its predecessor company from September, 1994 until his retirement on March 31, 1999. From December 1990 to September, 1994, when it was acquired by a subsidiary of Bank of Montreal and merged with Nesbitt Thomson Inc., he was President and Chief Executive Officer of Burns Fry Limited. Nesbitt Bums Inc. lead managed the initial public offering of JDS in March, 1996.

Professor Sibbett has been a member of the Company's Board of Directors since February, 1995. Since 1994, he has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews, Scotland and since 1985, has been the head of such school. Professor Sibbett has been a member of the Engineering and Physical Sciences Research Council ("EPSRC") of the U.K. Department of Trade and Industry since 1986 and served as chairman of the EPSRC Laser Committee from 1992 to 1994.

Mr. Sinclair co-founded JDS in 1981, was President of JDS from 1982 until 1993 and has served as a director of JDS since 1981 until the closing of the JDS merger in July, 1999. Mr. Sinclair became a member of the Company's Board of Directors in July, 1999 as of the closing of the JDS merger. Mr. Sinclair is currently Director, Research and Development, Fluorosense Inc. and has held this position since 1995. Mr. Sinclair was an independent consultant in the area of optics from 1993 to 1995. Prior to 1981, Mr. Sinclair was a member of the Technical Staff at Bell-Northern Research Ltd. specializing in fiberoptic technology.

Mr. Skrzypczak has been a member of the Company's Board of Directors since July, 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March, 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

During fiscal 1999, the Board met [        ] times. No director attended fewer than 75% of all the fiscal 1999 meetings of the Board and its committees on which he or she served after becoming a member of the Board.

The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee, which met [        ] times in fiscal 1999, consists of ___________, _________________ and Anthony R. Muller. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

The Compensation Committee, which met [        ] times in fiscal 1999, consists of _________________, Anthony R. Muller and ______________. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1998 Employee Stock Purchase Plan, 1999 Canadian Employee Stock Purchase Plan, JDS 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, Broadband Communications Products, Inc. 1997 Employee Stock Option Plan, and Broadband Communications Products, Inc. 1997 Nonqualified Stock Option Plan.

Compensation of Directors

Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting (and a $500 fee for attendance at committee meetings held on a separate day). All directors will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "1993 Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). Under the 1993 Plan, each Outside Director who first joins the Board after the effective date of the 1993 Plan automatically will receive at that time an option to purchase 40,000 shares of Common Stock. In addition, immediately after each Annual Meeting of Stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 10,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of granting. All such options granted subsequent to September 1996 to Outside Directors will have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares received on joining the Board of Directors and over twelve months for the subsequent grants of 10,000 shares, and terminate 8 years from the date of grant.

In fiscal 1999, Messrs. ______________________ were each granted options to purchase __________ shares of Common Stock at a price of $______ per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of September 20, 1999 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock ("5% Stockholder"), (ii) each director and nominee, (iii) the Named Executive Officers (defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned subject to community property laws, where applicable.

	Number of Shares Beneficially Owned
Name	Number	Percentage
5% Stockholders
FEJ Holding Inc.(1) 9902 - 49th Street P.O. Box 939 Yellowknife, NWT, Canada	32,913,020	25.5%
FEJ Sales Inc. (1) 9902 - 49th Street P.O. Box 939 Yellowknife, NWT, Canada	5,085,500	5.0%
Philips Electronics B.V. Groenevousdseweg 1 5621 BA Eindhoven The Netherlands
American Express (2) American Express Tower 200 Vesey Street New York, NY 10285
Executive Officers and Directors
Kevin N. Kalkhoven (3)
Jozef Straus, Ph.D. (4)
Anthony R. Muller (5)
M. Zita Cobb (6)
Dan E. Pettit (7)
Michael C. Phillips (8)
Frederick L. Leonberger (9)
Leo Lefebvre (10)
Joseph Ip (11)
Bruce D. Day (12)
Robert E. Enos (13)
Peter A. Guglielmi (14)
Martin A. Kaplan (15)
John A. MacNaughton (16)
Wilson Sibbett, Ph.D. (17)
William J. Sinclair (18)
Casimir S. Skrzypczak (19)
All directors and executive officers as a group (17 persons) (20)

___________
* Less than 5%
  All shares are issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  As reported in a Schedule 13G filed on April 8, 1999, includes 2,595,526 shares as to which American Express Company has shared voting power and 8,238,726 shares as to which it has dispositive power.
  Includes _______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes ______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and ______ shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and 9,520 shares held by Mr. Muller's daughter.
  Includes _______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes________ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and _______ shares held by Kelly A. Pettit, Mr. Pettit's spouse.
  Includes _______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999
  Includes _______shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and 400 shares held by Katharine Leonberger and 400 shares held by Gregory Leonberger, Mr. Leonberger's daughter and son, respectively.
  Includes _______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes ______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes _______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and _____ shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and ____ shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes ____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and _____ shares issuable upon exchange of Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes ____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and _____ shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes _____ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.
  Includes ______ shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and ______ shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1998 Employee Stock Purchase Plan, 1999 Canadian Employee Stock Purchase Plan, JDS 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, Broadband Communications Products, Inc. 1997 Employee Stock Option Plan, and Broadband Communications Products, Inc. 1997 Nonqualified Stock Option Plan under which grants may be made to executive officers and other key employees.

The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for the chief executive officer and executive vice presidents is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of-these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1999, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1999 fiscal year was accordingly set aside for distribution under the bonus pool, and the chief executive officer and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position in the Company. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.

Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of [3, 5, 10 or 15 years].

Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the Stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four- year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kalkhoven's base salary for the fiscal year ended June 30, 1999 was $_______. Mr. Kalkhoven's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Kalkhoven's base salary was at the approximate median of the base salary range for Presidents/Chief Executive Officers of comparative companies. Based on the Compensation Committee's criteria described above, in ________ 1999 Mr. Kalkhoven was awarded options to purchase ________ shares of Common Stock. [Mr. Kalkhoven received no stock options or bonuses during the fiscal year ended June 30, 1999.]

The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

Compensation Committee

_______________

________________

Executive Compensation

The following table sets forth certain information concerning compensation paid during the last three fiscal years to (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards Options (#)
Kevin N. Kalkhoven	1999	[ ]	[ ]	[ ]
Co-Chairman and Chief	1998	251,675	109,290	60,000
Executive Officer	1997	238,400	152,090	60,000

Dan E. Pettit	1999	[ ]	[ ]	[ ]
Senior Vice President	1998	155,497	47,267	25,000
President, Semiconductors	1997	148,584	66,084	40,000
Group

(1) For fiscal 1999, includes bonus amounts earned in fiscal 1998 and paid in fiscal 1999.

Options Granted and Options Exercised in the Last Fiscal Year

The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1999:

OPTION GRANTS IN LAST FISCAL YEAR
	Options	% of Total Options Granted to Employees in Fiscal	Exercise Price Per Share	Expiration	Individual Grants Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Open Term (1)
Name	Granted(#) (2)	Year(3)	($/Sh)	Date	5%($)	10%($)

(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(2) Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.

(3) Based on a total of         options granted to employees of the Company in fiscal year 1999, including the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
OPTION VALUES
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Year End(#) Exercisable/ Unerxercisable	Value of Unexercised In-the-Money Options at Year End ($) Exercisable/ Unexercisable(1)

(1) Represents the difference between the exercise price of the options (ranges from $___ to $___) and the closing price of the Company's Common Stock on June 30, 1999 ($____).

Stock Performance Graph

The following graph sets forth the Company's total cumulative stockholder return as compared to Nasdaq Market Index and the peer group chosen for the Company Peer Group. The Peer Group consists of companies active in the markets in which the Company sells its products. The Peer Group is comprised of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, Summitt Technology Inc. and 11 - VI, Inc. Peer Group 11 consists of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, 11 - VI, Inc. and SDL, Inc.

The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) a peer group of companies that, like the Company, (i) are publicly-traded and (ii) are either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

ASSUMES $100 INVESTED ON NOVEMBER 17, 1993
ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDED JUNE 30, 1999

PROPOSAL 2

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

In September, 1999, the Board of Directors unanimously approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 300,000,000 to 600,000,000. No increase in the number of authorized shares of Preferred Stock of the Company, currently 1,000,000 shares, is proposed or anticipated.

If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The amendment would change paragraph 4.1 of Article 4 of the Company's Amended and Restated Certificate of Incorporation to read in its entirety as follows:

"4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the Corporation is authorized to issue is six hundred one million (601,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

At the same time that it adopted the resolution to increase the authorized capital stock, the Board of Directors declared a two-for-one stock split of the Company's Common Stock which would be effected in the form of a dividend of one additional share of Common Stock for each share of Common Stock outstanding (the "Stock Split"), conditioned upon the Stockholders' approval of this Proposal 2. Contemporaneously with the stock split, JDS Uniphase Canada Ltd. will effect a two-for-one stock split of the Exchangeable Shares (the "Exchangeable Stock Split"). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this Proposal 2. Without this increase in authorized shares, the Company would not have enough authorized but unissued shares of Common Stock to double the number of its outstanding shares in connection with the Stock Split.

Purpose and Effect of the Amendment

As of ___________, 1999, the Company had approximately ____ shares of Common Stock outstanding, including shares issuable upon exchange of the Exchangeable Shares, and approximately _____ shares reserved for future issuance under the Company's stock incentive plans and employee stock plans, of which, currently, approximately____ are covered by outstanding options and approximately ____ million are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately ____ shares remaining available for other purposes.

The Board of Directors believes that the proposed two-for-one split of the Common Stock will result in a market price that should be more attractive to a broader spectrum of investors, particularly individual investors. Based upon figures as of ____________, 1999 of the 600,000,000 shares of Common Stock which would be authorized, __________________________ shares would be required to effectuate the two-for-one split of the Common Stock issued. The aggregate number of shares of Common Stock that may be sold under each of the Company's employee stock purchase and incentive stock option plans, and the exercise price of such options, will also be proportionately adjusted to reflect the Stock Split. For example, the Stock Split will have the effect of doubling the number of shares of Common Stock issuable upon the exercise of options under the Company's stock incentive plans, and of reducing by one-half the option price per share of such options.

The Board of Directors also believes that it is in the Company's best interests to increase the number of authorized by unissued shares of Common Stock in order to have additional shares available to meet the Company's future business needs as they arise. Other than the shares which are required to effect the Stock Split, the Company's management has no present arrangements, agreements, understandings or plans for the use of the additional shares proposed to the authorized. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of other purposes the Board of Directors may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock splits or distributions, and other bona fide purposes.

Effect of the Stock Split

No change in total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.001 for each share issued to effect the Stock Split and the Company's capital in excess of par value account will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.

Potential Anti-Takeover Effect

In the event this Proposal is approved, it could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this Proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of common stock to the holders of its common stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the board of directors as not in the best interest of the company and its shareholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S
CERTIFICATE OF INCORPORATION

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company's independent auditors since 1987 and has been appointed by the Board of Directors to continue as the Company's independent auditors for the Company's fiscal year ending June 30, 2000.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP, expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT
AUDITOR FOR THE YEAR ENDING JUNE 30, 2000

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the 2000 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between ________, 2000 and ________, 2000. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than _________, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 1999 fiscal year that no such forms were required, the Company believes that during fiscal 1999, all Reporting Persons complied with all applicable filing requirements on a timely basis, except ____________________ was late in filing one of his Form 4s, such form reporting [a single] transaction.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

By Order of the Board of Directors,

Anthony R. Muller

Secretary

October __, 1999

San Jose, California

[FORM OF FRONT OF PROXY CARD]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
JDS UNIPHASE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
November 5, 1999

The undersigned hereby appoints KEVIN N. KALKHOVEN AND ANTHONY R. MULLER, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of Common Stock of JDS Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at _____ p.m., local time on November 5, 1999 at the ______________________________________, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

continued and to be signed on reverse side

[FORM OF BACK OF PROXY CARD]

Please mark your
votes as indicated
in this example.

1. Election of Class III Directors

FOR EACH NOMINEE	WITHHOLD AUTHORITY FOR EACH NOMINEE

Nominees:	Kevin N. Kalkhoven Jozef Straus, Ph.d. Casimir S. Skrzypczak Bruce D. Day.
FOR, except vote withheld from the following nominee:

2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 300,000,000 to 600,000,000.

FOR AGAINST ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 2000.

FOR AGAINST ABSTAIN

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S) DATED: , 1998

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.